UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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ONE HORIZON GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ONE HORIZON GROUP, INC.

34 South Molton Street

London W1K 5RG, United Kingdom

December 6, 2017

Dear Stockholders:

On behalf of the Board of Directors, you are cordially invited to attend the 2017 Annual Meeting of Stockholders of One Horizon Group, Inc. (“OHGI”). The Annual Meeting will be held on Thursday, December 28, 2017 at 10:00 a.m. (Eastern Standard Time) at the offices of Eaton & Van Winkle LLP, 3 Park Avenue, 16th floor, New York, New York 10016. You may attend the Annual Meeting in person or telephonically by dialing in at (+1) 646-741-5293, or (1+) 646-741-5292, access code 1111 629 3441#. The formal Notice of Annual Meeting is set forth in the enclosed material.

The matters expected to be acted upon at the Annual Meeting are described in the attached Proxy Statement. Holders of record of OHGI common stock at the close of business on November 28, 2017 (the “Record Date”) are entitled to vote at the Annual Meeting. At the Annual Meeting, stockholders will have the opportunity to ask questions and comment on our business operations.

It is important that your views be represented. If you request a proxy card, please mark, sign and date the proxy card when received and return it promptly in the self-addressed, stamped envelope we will provide. No postage is required if this envelope is mailed in the United States. You also have the option of voting your proxy via the Internet at www.proxyvote.com or by calling toll free via a touch-tone phone at 1-800-690-6903. Proxies submitted by telephone or over the Internet must be received by 11:59 p.m. Eastern Standard Time on December 27, 2017. Although we encourage you to complete and return a proxy prior to the Annual Meeting to ensure that your vote is counted, you can attend the Annual Meeting and cast your vote in person. If you vote by proxy and also attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.

We appreciate your investment in One Horizon Group, Inc. and urge you to cast your vote as soon as possible.

Sincerely,

/s/ Mark B. White
President and Chief Executive Officer

ONE HORIZON GROUP, INC.

34 South Molton Street

London W1K 5RG, United Kingdom

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2017 Annual Meeting of Stockholders of One Horizon Group, Inc. will be held at the offices of Eaton & Van Winkle LLP, 3 Park Avenue, 16th floor, New York, New York 10016, on Thursday, December 28, 2017, beginning at 10:00 a.m. Eastern Standard Time for the following purposes:

1. to elect five directors;

2. to ratify the appointment of Cherry Bekaert LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

3. to transact such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on November 28, 2017 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”).

A list of stockholders of record as of the Record Date shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the Annual Meeting during ordinary business hours, at our executive offices, 34 South Molton Street, London W1K 5RG, United Kingdom, and will be available for inspection at the offices of Eaton & Van Winkle LLP, 3 Park Avenue, 16th floor, New York, NY 10016, during the course of the meeting by any stockholder present at the Annual Meeting.

By order of the Board of Directors,

/s/ Mark B. White
President and Chief Executive Officer

December 6, 2017

Please mark, sign and date the enclosed proxy card and

return it promptly in the enclosed self-addressed, stamped envelope.

 To vote via the Internet or telephone:

Internet: www.proxyvote.com

Phone: 1-800-690-6903

ONE HORIZON GROUP, INC.

34 South Molton Street

London W1K 5RG, United Kingdom

PROXY STATEMENT

General Information

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of One Horizon Group, Inc., a Delaware corporation (the “Company,”  “we,” “our” or “us”), of proxies to be voted at our 2017 Annual Meeting of Stockholders (the “Annual Meeting” or the “Meeting”) and at any adjournment or postponement of the Meeting. The Annual Meeting will take place on Thursday, December 28, 2017, beginning at 10:00 a.m., Eastern Standard Time, at the offices of Eaton & Van Winkle LLP, 3 Park Avenue, 16th floor, New York, New York 10016.

This Proxy Statement, the Notice of Annual Meeting, our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and accompanying proxy are being furnished to holders of our common stock, par value $0.0001 per share, on or about December 6, 2017. Web links and addresses contained in th0is Proxy Statement are provided for convenience only, and the content on the referenced websites does not constitute a part of this Proxy Statement.

Frequently Asked Questions About the Annual Meeting and Voting

1.	Who is entitled to vote at the Annual Meeting?

Holders of our common stock as of November 28, 2017 (the “Record Date”) are entitled to receive the Notice of Annual Meeting and to vote their shares at the Meeting. Holders of our common stock are entitled to one vote for each share held of record on the Record Date.

2.	How many shares of Common Stock are “outstanding”?

As of November 28, 2017, there were 28,418,271 shares of common stock outstanding and entitled to be voted at the Annual Meeting.

3.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered in your name with our transfer agent, Nevada Agency and Transfer Company, you are the “stockholder of record” of those shares. This Notice of Annual Meeting and Proxy Statement and any accompanying materials have been provided directly to you by One Horizon Group, Inc.

If your shares are held through a broker, bank or other holder of record, you hold your shares in “street name” and you are considered the “beneficial owner” of those shares. This Notice of Annual Meeting and Proxy Statement and any accompanying documents have been provided to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet. Absent instructions from you, under applicable regulatory requirements, your broker may vote your shares on the ratification of the appointment of our independent registered public accounting firm for fiscal 2017, but may not vote your shares on the election of directors or any of the other proposals to be voted on at the Annual Meeting.

4.   Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the rules of the U.S. Securities and Exchange Commission (“SEC”), we are permitted to furnish proxy materials, including this proxy statement and our annual report, to stockholders by providing access to these documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request so. Instead, the notice provides instructions on how to access and review the proxy materials on the internet. The notice also provides instructions on how to submit your proxy and voting instructions via the internet. If you would like to receive a printed copy or an electronic copy (via email) of our proxy materials, please follow the instructions for requesting the materials in the notice.

5.	How do I vote?

You may vote using any of the following methods:

By mail

Complete, sign and date the accompanying proxy or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by the Board of Directors.

By telephone or on the Internet

One Horizon Group, Inc. has established telephone and Internet voting procedures for stockholders of record. These procedures are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded. Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m., Eastern Standard Time, on December 27, 2017.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. We therefore recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not have to return your proxy or voting instruction card.

Telephone.    You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.

Internet.    The website for Internet voting is www.proxyvote.com. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

In person at the Annual Meeting

Stockholders who attend the Annual Meeting may vote in person at the Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting.

Your vote is important. Please complete your proxy card promptly to ensure that your vote is received timely.

6.	What can I do if I change my mind after I vote?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	giving written notice to the Corporate Secretary of the Company;

•	delivering a valid, later-dated proxy, or a later-dated vote by telephone or on the Internet, in a timely manner; or

•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. All shares for which proxies have been properly submitted and not revoked will be voted at the Annual Meeting.

7.   How will your proxy vote your shares?

Your proxy will vote according to your instructions. If you vote by mail and complete, sign, and return the proxy card but do not indicate your vote, your proxy will vote “FOR” each of the director nominees, and “FOR” ratification of the appointment of Cherry Bekaert LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, which votes represent the recommendations of the Board with respect to such matters. The Board does not intend to bring any other matter for a vote at the Annual Meeting, and neither we nor the Board knows of anyone else who intends to do so. However, on any other business that properly comes before the Annual Meeting, your proxies are authorized to vote on your behalf using their best judgment.

8.   Where can you find the voting results?

We intend to announce the preliminary voting results at the Annual Meeting and will publish the final results in a Current Report on Form 8-K, which we will file with the SEC no later than four business days following the Annual Meeting. If the final voting results are unavailable in time to file a current report on Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Form 8-K to disclose the preliminary results and, within four business days after the final results are known, will file an additional current report on Form 8-K with the SEC to disclose the final voting results.

9.	What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”).

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of Cherry Bekaert LLP as our independent registered public accounting firm, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors, in which case a broker non-vote will occur and your shares will not be voted on these matters.

10.	What is a quorum for the Annual Meeting?

The presence of the holders of 9,472,758 shares of common stock, representing one-third of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting, in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

11.	What are the voting requirements to elect the directors and to approve each of the proposals discussed in this Proxy Statement?

Election of Directors

Directors are elected by a plurality of the votes cast at the Annual Meeting. This means that the five persons receiving the highest number of affirmative "for" votes at the Annual Meeting will be elected.  Abstentions and broker non-votes are not counted as votes “for” or “against” a director nominee.

Ratification of Cherry Bekaert LLP as our independent registered public accounting firm

The votes cast “for” must exceed the votes cast “against” to approve the ratification of Cherry Bekaert LLP as our independent registered public accounting firm. Abstentions are not counted as votes “for” or “against” this proposal.

12.	How will my shares be voted at the Annual Meeting?

At the Meeting, the Board of Directors (the persons named in the proxy card or, if applicable, their substitutes) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board of Directors recommends, which is:

•	FOR the election of each of the director nominees named in this Proxy Statement; and

•	FOR the ratification of the appointment of Cherry Bekaert LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

13.	Could other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, we did not know of any matters to be presented at the Annual Meeting, other than those referred to in this Proxy Statement.

If you return your signed and completed proxy card or vote by telephone or on the Internet and other matters are properly presented at the Annual Meeting for consideration, the individuals named as proxies on the enclosed proxy card will have the discretion to vote on your behalf.

14.	Who will pay for the cost of the Annual Meeting and this proxy solicitation?

The Company will pay the costs associated with the Annual Meeting and solicitation of proxies, including the costs of transmitting the proxy materials. In addition to solicitation by mail, our directors, officers and regular employees (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy materials to their principals, and we will reimburse them for their expenses. We have retained Broadridge Issuer Corporate Solutions, Inc. to assist in the mailing, collection and administration of proxies. We have not retained a soliciting agent to assist in the solicitation of proxies.

MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL ONE:

Election of Directors

Nominees

At the Annual Meeting, five directors, who have been nominated by the Nominating Committee of the Board of Directors, are to be elected, each to hold office (subject to our By-Laws) until the next annual meeting and until his successor has been elected and qualified. All of the nominees for director currently serve as directors.

Each nominee has consented to being named as a nominee in this proxy statement and to serve if elected. If any nominee listed in the table below should become unavailable for any reason, which the Board of Directors does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by the Board of Directors prior to or at the Annual Meeting, or, if no substitute is selected by the Board of Directors prior to or at the Annual Meeting, for a motion to reduce the membership of the Board of Directors to the number of nominees available. The five nominees receiving the highest number of affirmative “for” votes at the Annual Meeting will be elected. The information concerning the nominees and their security holdings has been furnished by them to us.

Directors are nominated by our Board of Directors, based on the recommendations of the Nominating Committee. As discussed elsewhere in this proxy statement, in evaluating director nominees, the Nominating Committee considers characteristics that include, among others, integrity, business experience, financial acumen, leadership abilities, familiarity with our businesses and businesses similar or analogous to ours, and the extent to which a candidate’s knowledge, skills, background and experience are already represented by other members of our Board of Directors. Listed below are our director nominees with their biographies.

Nominee	Age
Mark White	57
Martin Ward	60
Nicholas Carpinello	66
Richard Vos	71
Robert Law	65

Mark White.  Mr. White was appointed as President, Chief Executive Officer and a director on September 8, 2017. Mr. White previously served as the Company’s Chief Executive Officer from November 30, 2012 to July 24, 2014 and as a director from December 2012 to July 2014. From July 2014 to August 2017, he was engaged as a private investor seeking business and investment opportunities. Mr. White served as the Chief Executive Officer of One Horizon Group, PLC from 2004 to November 2012. His entrepreneurial career in the distribution of electronic equipment and telecommunications spans over 20 years. He founded Next Destination Limited in 1993, the European distributor for Magellan GPS and satellite products, and sold the business in 1997. Prior to that, Mr. White was Chief Executive Officer for Garmin Europe, where he built up the company’s European distribution network. He previously sold Garmin’s GPS products through Euro Marine Group Ltd, a company he formed in 1990, which established distribution in Europe for U.S. manufacturers of marine electronic equipment. Earlier in his career, Mr. White was the Sales Director for Cetrek Limited, a maritime autopilot manufacturer. Mr. White brings extensive operational and senior executive experience, including experience as a chief executive officer and as a director of the Company and an AIM-listed company.

Martin Ward. Mr. Ward has served as Chief Financial Officer since November 30, 2012 and a director since December 10, 2012. Mr. Ward served as the Chief Financial Officer and Company Secretary of One Horizon Group, PLC from 2004 to November 2012. Prior to joining One Horizon Group, Mr. Ward was a partner at Langdowns DFK, a United Kingdom-based chartered accountancy practice. Earlier in his career, between 1983 and 1987, he worked for PricewaterhouseCoopers as an Audit Manager. Mr. Ward is a fellow of the Institute of Chartered Accountants of England and Wales. Mr. Ward brings significant experience in accounting, corporate finance and public company reporting.

Nicholas Carpinello. Mr. Carpinello has served as a director since March 7, 2013. He has been the owner of Carpinello Enterprises LLC d/b/a Cottman Transmission Center, a national auto service franchise, since 2004 and also has worked as a consultant to SatCom Distribution Inc. (“SDI”), assisting in various business, tax and financial matters of US operations of UK-based distributors of satellite communication hardware and airtime, since 2005. Prior to November 2012, SDI was a subsidiary of One Horizon Group PLC. Mr. Carpinello’s years of professional experience are extensive, and include experience as CFO and Treasurer with multinational public and private manufacturers of armored vehicles and, later in his career, CFO of privately-held companies in the computer science field. He is a Certified Public Accountant, an alumnus of Arthur Andersen & Co., and holds a BA degree in Accounting from the University of Cincinnati. The Board decided that Mr. Carpinello should serve as a director because of his significant U.S. public company experience, as well as years of experience as a certified public accountant.

Richard Vos. Mr. Vos has served as a director since August 28, 2013. Mr. Vos has been a non-executive director since 2007 of Avanti Communications Group plc, a public company listed on the London Stock Exchange (LSE:AVN).  He is chairman of its remuneration committee and past chairman of its audit committee.  In addition, since 2001, Mr. Vos has been a non-executive director of NSSC Operations Ltd., which operates the National Space Centre in the United Kingdom.  He is the chairman of its audit committee.  From June 2005 to June 2010, Mr. Vos was a director of our United Kingdom subsidiary, One Horizon Group plc (formerly SatCom Group Holdings plc) (“One Horizon UK”), and from October 2006 to June 2010 was also Chairman.  From July 2005 to March 2010, One Horizon UK was listed on the Alternative Investment Market of the London Stock Exchange (AIM: SGH).  From October 2008 to October 2010, Mr. Vos served as a director of TerreStar Europe Ltd., a former start-up business seeking to provide mobile satellite services in Europe. From April 2003 to 2009, Mr. Vos was chairman of the Telecommunications and Navigation Advisory Board of the British National Space Centre (subsequently replaced by the United Kingdom Space Agency).   From September 2006 to June 2009, Mr. Vos was a director of Avanti Screenmedia Group plc, formerly listed on the London Stock Exchange (LSE:ASG), which provided satellite and other services.  Mr. Vos obtained his Bachelor of Arts with Honors in Modern Languages from University of London in 1968, and his Diploma in Management Studies from Kingston Polytechnic in 1973. He is a member of the Institute of Directors

Robert Law. Mr. Law has served as a director since August 28, 2013. Since 1990, Mr. Law has served as chief executive officer of Langdowns DFK Limited (“Langdowns”), a United Kingdom-based accounting, tax and business advisory firm, and since 1979 has served as a director of Langdowns.  Also, since 1990, Mr. Law has been the chief executive officer of Southern Business Advisers LLP (“Southern Business Advisers”), a United Kingdom-based business associated with Langdowns that also offers accounting, tax and business advisory services, and has been a member of Southern Business Advisers since 1979.  Mr. Law is a Fellow of the Institute of Chartered Accountants in England and Wales (“ICAEW”), and is a member of the Valuation and Information Technology Faculties of the ICAEW.  Mr. Law qualified as an ICAEW Chartered Accountant in 1976.

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE ELECTION OF EACH NOMINEE UNDER PROPOSAL ONE

Information Concerning the Board of Directors

Board Leadership Structure and Risk Oversight

The Board of Directors currently does not have a Chairman. Our Chief Executive Officer acts as the Chairman of the Board. The Board determined that in the best interest of the Company the most effective leadership structure at this time is not to separate the roles of Chairman and Chief Executive Officer. A combined structure provides the Company with a single leader who represents the company to our stockholders, regulators, business partners and other stakeholders, among other reasons set forth below. Should the Board conclude otherwise, the Board will separate the roles and appoint an independent Chairman.

●	This structure creates efficiency in the preparation of the meeting agendas and related Board materials as the Company’s Chief Executive Officer works directly with those individuals preparing the necessary Board materials and is more connected to the overall daily operations of the Company. Agendas are also prepared with the permitted input of the full Board of Directors allowing for any concerns or risks of any individual director to be discussed as deemed appropriate. The Board believes that the Company has benefited from this structure, and Mr. Collin’s continuation in the combined role of the Acting Chairman and Chief Executive Officer is in the best interest of the stockholders.

●	The Company believes that the combined structure is necessary and allows for efficient and effective oversight, given the Company’s relatively small size, its corporate strategy and focus.

The Board of Directors does not have a specific role in risk oversight of the Company. The Chairman, President and Chief Executive Officer and other executive officers and employees of the Company provide the Board of Directors with information regarding the Company’s risks.

Compensation of Directors

Non-employee directors are entitled to receive compensation for serving as directors and may receive option grants from our company. Employee directors do not receive any compensation for their services as directors. All of our directors are reimbursed for expenses incurred by them in connection with attending Board of Directors’ meetings. The following table sets forth all cash compensation paid by us, as well as certain other compensation paid or accrued, in 2016, to each of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)
Nicholas Carpinello	18,000	0	0	0	0	0	18,000
Robert Law	16,000	0	0	0	0	0	16,000
Richard Vos	16,000	0	0	0	0	0	16,000
Robert Vogler	18,000	0	0	0	0	0	18,000

Independent Directors

Our Board of Directors has determined that Nicholas Carpinello, Robert Law and Richard Vos are “independent directors” within the meaning of NASDAQ Marketplace Rule 5605(a)(2).

Board Meetings; Committees and Membership

The Board of Directors held nine meetings during the fiscal year ended December 31, 2016 (“fiscal 2016”). During fiscal 2016, each of the directors then in office attended more than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings of all committees of the Board on which such director served.

We maintain the following committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee is comprised entirely of directors who are “independent” within the meaning of NASDAQ Marketplace Rule 5605(a)(2). Each committee acts pursuant to a separate written charter, and each such charter has been adopted and approved by the Board of Directors. Copies of the committee charters are available on our website at airindustriesgroup.com under the heading “Investor Relations.”

Audit Committee

Our Audit Committee consists of Nicholas Carpinello, Robert Law and Richard Vos, each of whom is independent. The Audit Committee assists the Board of Directors oversight of (i) the integrity of financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of our internal audit function and independent auditor, and prepares the report that the Securities and Exchange Commission requires to be included in our annual proxy statement. The audit committee operates under a written charter. Mr. Carpinello is the Chairman of our audit committee. Our Audit Committee held four meetings during the year ended December 31, 2016.

Our Board of Directors determined that Mr. Carpinello possesses accounting or related financial management experience that qualifies him as financially sophisticated within the meaning of Rule 4350(d)(2)(A) of the Nasdaq Marketplace Rules and that he is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to assist the Board of Directors in identifying qualified individuals to become members of our Board of Directors, in determining the composition of the Board of Directors and in monitoring the process to assess Board effectiveness. Each of Nicholas Carpinello, Robert Law and Richard Vos are members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operates under a written charter. Mr. Richard Vos is the Chairman of the Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee held four meetings during the year ended December 31, 2016.

●	Our Nominating and Corporate Governance Committee has, among the others, the following authority and responsibilities:

●	To determine and recommend to the Board, the criteria to be considered in selecting nominees for the director;

●	To identify and screen candidate consistent with such criteria and consider any candidates recommended by our stockholders pursuant to the procedures described in our proxy statement or in accordance with applicable laws, rules and regulations and provisions of our charter documents.

●	To select and approve the nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders.

Compensation Committee

The Compensation Committee is responsible for overseeing and, as appropriate, making recommendations to the Board of Directors regarding the annual salaries and other compensation of our executive officers and general employees and other policies, and for providing assistance and recommendations with respect to our compensation policies and practices. Each of Nicholas Carpinello, Robert Law and Richard Vos are members of the Compensation Committee. The Compensation Committee operates under a written charter. Mr. Robert Law is the Chairman of Compensation Committee. Our Compensation Committee held four meetings during the year ended December 31, 2016.

As required by Rule 10C-1(b)(2), (3) and (4)(i)(vi) under the Securities Exchange Act of 1934 (the “Act”), our Compensation Committee has, among the others,  the following responsibilities and authority.

●	The compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser.

●	The compensation committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other adviser retained by the compensation committee or said group.

●	The Company must provide for appropriate funding, as determined by the compensation committee, for payment of reasonable compensation to a compensation consultant, legal counsel or any other adviser retained by the compensation committee or said group.

●	The compensation committee select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee or said group, other than in-house legal counsel, only after conducting an independence assessment with respect to the adviser as provided for in the Act.

Stockholder Communications

OHGI stockholders who want to communicate with our Board or any individual director can write to:

One Horizon Group, Inc.

34 South Molton Street

London W1K 5RG, United Kingdom

Attn: Board Administration

Your letter should indicate that you are an OHGI stockholder.  Depending on the subject matter, management will:

●	Forward the communication to the Director or Directors to whom it is addressed;

●	Attempt to handle the inquiry directly, for example where it is a request for information about OHGI or it is a stock-related matter; or

●	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the Directors on request.

 Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, Executive Officers and beneficial owners of more than 10% of our common stock to file with the SEC reports of their holdings of, and transactions in, our common stock. Based solely upon our review of copies of such reports and written representations from reporting persons that were provided to us, we believe that our officers, directors and 10% stockholders complied with these reporting requirements with respect to 2016.

Policy Regarding Attendance of Directors at Annual Meetings of Stockholders

We have not established a formal policy regarding director attendance at our annual meetings of stockholders, although we encourage our directors to attend the annual meeting.

Code of Ethics

Our Board of Directors has adopted a Policy Statement on Business Ethics and Conflicts of Interest (“Code of Ethics”) applicable to all employees, including the Company’s chief executive officer and chief financial officer. A copy of the Code of Ethics and Business Conduct is available on the Company’s website http://content.stockpr.com/onehorizongroup/media/250c1db923f658aca6cc69dfc35c7f89.pdf

Information Concerning Executive Officers

Our Executive Officers are set forth in the table below along with their ages and positions.

Name	Age	Position
Mark White	57	Chief Executive Officer and President
Martin Ward	60	Chief Financial Officer

For information concerning the employment history of Messrs. White and Ward, see Proposal 1, Election of Directors.

Executive Compensation

The following summary compensation table shows, for the periods indicated, information regarding the compensation awarded to, earned by or paid to our principal executive officer and our chief financial officer (our only other executive officer whose compensation exceeded $100,000), for all services rendered in all capacities to our company and its subsidiaries. The individuals listed in the following table are referred to herein collectively as our “Named Executive Officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Award(s) ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation	Non- Qualified Deferred Compen- sation Earnings ($)	All Other Compensation ($)	Total ($)

Brian Collins, CEO (1)	2016	360,000	0	0	0	0	0	0	360,000

	2015	360,000	0	0	357,000	0	0	0	717,000

Martin Ward, CFO(2)	2016	254,000	0	0	0	0	0	0	254,000
	2015	287,000	0	0	0	0	0	0	287,000

(1)	Mr. Collins resigned as our President and Chief Executive Officer on August 11, 2017. For the two years ended December 31, 2016, Mr. Collins was paid predominately in US Dollars.

(2)	For the period ended December 31, 2016, Mr. Ward was paid predominately in British pounds, with a conversion rate of £1.00 = $1.351, which rate represents the average exchange rate for that period. For the period ended December 31, 2015, Mr. Ward was paid predominately in British pounds (GBP 1 = USD 1.5288).

Equity Awards – 2016

We did not grant any equity awards in the form of shares to either of the Named Executive Officers during 2016 and consequently we have omitted the table which would have described such awards.

Outstanding Equity Awards at 2016 Year-End

Neither of the Named Executive Officers held any outstanding equity awards as of December 31, 2016 and consequently we have omitted the table which would have described such awards.

Employment Agreements

Mark White, President and Chief Executive Officer

Mr. White is employed as our President and Chief Executive Officer pursuant to an Employment Agreement dated September 8, 2017 for an initial term which expires July 31, 2022. The term of the agreement renews automatically for successive one-year renewal terms unless terminated by Mr. White or us by written notice not later than 60 days’ prior to the end of the initial or any renewal term. Mr. White is entitled to receive an annual base salary of $480,000, provided that until the earlier of the acquisition by the Company of a business with a valuation in excess of $1,000,000 and December 31, 2017, the salary payable to Mr. White will be accrued but not paid, with such accrued salary to be paid in equal monthly installments during the period commencing March 1, 2018 through July 1, 2018, or such earlier date upon which Mr. White’s employment is terminated. In addition, as a signing bonus, the Company has issued Mr. White 1,600,000 shares of its common stock. Mr. White is also entitled to receive five-year options to purchase shares of our common stock pursuant to an Incentive Compensation Plan to be based upon performance criteria to be determined annually by the Board of Directors. Mr. White will be entitled to participate in any employee health, life or disability insurance plans established and maintained by the Company.

Mr. White’s employment terminates upon his death, and may be terminated by us for “Cause” (as defined), if he becomes disabled, or upon 60 days’ prior written notice, or by Mr. White for “Good Cause” (as defined), for any reason upon 30 days’ prior written notice during the term or 60 days’ notice prior to the end of the initial or any renewal term. If terminated by the Company at the end of the initial term or any renewal term, or during the term other than for “Cause” or by reason of death or disability, or if terminated by Mr. White for “Good Cause,” Mr. White is entitled to a severance benefit in an amount equal to his base salary at the time of termination. Mr. White also is entitled to the same severance benefit if his employment is terminated as a result of a “Change in Control (as defined) or if following the Change in Control the acquiring (or successor) entity does not offer him employment on the same or substantially similar economic terms and conditions, and with substantially the same level of authority as provided under his employment agreement; provided that if following a Change in Control the acquiring entity requests that Mr. White enter into a relationship whereby Mr. White will provide services to, or for the benefit of, the acquiring entity, or is otherwise compensated by the acquiring entity (a “Relationship”), upon the same or substantially similar economic terms and conditions as those provided in his employment agreement, Mr. White shall be obligated to enter into such Relationship for a period of up to six months following the consummation of such Change in Control, and upon completion of such six months service, or shorter period as may be agreed to by the acquiring entity, or as a result of Mr. White’s death or disability, and notwithstanding that Mr. White has been paid and may continue to render services to the acquiring entity, Mr White shall be entitled to receive an amount equal to the severance payment he would have received under his employment agreement had his employment been terminated on the business day immediately prior to the date on which the Change in Control was consummated; except that if Mr. White resigns from his position with the acquiring entity prior to the completion of such period, up to six months, as the acquiring entity requests that he provide services, he shall be paid an amount equal to the severance payment he would have received under his employment agreement had his employment been terminated on the business day immediately prior to the date on which the Change in Control was consummated, less all amounts received from the acquiring entity for services rendered prior to such resignation.

Martin Ward, Chief Financial Officer

Martin Ward, our Chief Financial Officer, does not have an employment agreement with us. He is entitled to a salary of $240,000 per annum.

Brian Collins, Former President and Chief Executive Officer

Brian Collins, who resigned as our President and Chief Executive Officer on August 11, 2017, had employment agreements with OHGI and our wholly-owned subsidiary, One Horizon Hong Kong Limited, pursuant to which he was entitled to an annual base salary of 36,000 pounds sterling (approximately $50,000) and $300,000, respectively. Mr. Collins did not receive any severance payments upon his resignation.

Transactions with Related Persons

Our Policy Concerning Transactions with Related Persons

Under Item 404 of SEC Regulation S-K, a related person transaction is any actual or proposed transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years and in which any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities (a “significant shareholder”), or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

We recognize that transactions between us and any of our Directors or Executives or with a third party in which one of our officers, directors or significant shareholders has an interest can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our Company and stockholders.

The Audit Committee of the Board of Directors is charged with responsibility for reviewing, approving and overseeing any transaction between the Company and any related person (as defined in Item 404 of Regulation S-K), including the propriety and ethical implications of any such transactions, as reported or disclosed to the Committee by the independent auditors, employees, officers, members of the Board of Directors or otherwise, and to determine whether the terms of the transaction are not less favorable to us than could be obtained from an unaffiliated party.

Transactions

The following includes a summary of transactions since January 1, 2016, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

On August 11, 2017 we sold all of the outstanding capital stock of three of our subsidiaries, Abbey Technology GmbH, Horizon Globex GmbH and Horizon Globex Ireland Ltd., and approximately 99.7% of the outstanding shares in One Horizon Group plc (collectively the “Discontinued Entities”) to Brian Collins, our then Chief Executive Officer, in exchange for the forgiveness of $1,968,253 payable to Mr. Collins. In connection with the transaction, Mr. Collins and the Discontinued Entities released us and our remaining subsidiaries (the “Excluded Entities”) from any claims outstanding as of the date of the transaction and we and the Excluded Entities released the Discontinued Entities from any outstanding claims. In contemplation of sale, certain intellectual property was transferred among the Discontinued Entities and the Excluded Entities such that each could continue the business contemplated to be carried on after the sale was consummated.

On August 18, 2017, Martin Ward, our Chief Financial Officer, accepted the offer to convert $662,048 due to him from us into 859,802 shares of common stock (a conversion price of $0.77 per share, the closing price of the Company’s common stock on August 14, 2017).

In September 2017, we entered into an agreement with Mark White, our President, Chief Executive Officer and a director of our company, whereby Mr. White agreed to exchange 555,555 shares of our Series A-1 Convertible Preferred Stock, and the right to accrued but unpaid dividends thereon, for 4,000,000 shares of common stock. The exchange was approved by holders of a majority of our outstanding shares of common stock by written consent in lieu of a meeting of stockholders dated October 24, 2017 in accordance with NASDAQ’s corporate governance rules.

 Amounts due to related parties include the following: (in thousands)

December 31
2016
Loans due to stockholders
Due within one year	$—
Long-term	2,343
$2,343

The balance of $2,343,000 matures on April 1, 2018 and bears no interest.

The foregoing transactions were reviewed and approved by the Audit Committee or our Board of Directors. We believe that the terms of each transaction were not less favorable to us than those terms that could be obtained from an unaffiliated third party.

Security Ownership of Certain Beneficial Owners and Management

Change in Control

On November 27, 2017, Zhanming Wu, the holder of $3,500,000 principal amount of our 8% Series A Convertible Debentures (the “Debentures”), acquired 13,000,000 shares of our common stock upon conversion of $3,000,000 principal amount of the Debentures, including accrued but unpaid interest on the entire outstanding principal amount of the Debentures, pursuant to an agreement dated as of September 4, 2017. The Debentures were initially convertible into shares of our common stock at the option of the holder at $2.25 per share, and as a result of anti-dilution adjustments the conversion price had been reduced to approximately $0.2568 per share. The agreement provides for the cancellation of the remaining $500,000 principal balance of the Debentures and the issuance to Mr. Wu of our 7% promissory note in the principal amount of $500,000. In addition, we granted Mr. Wu the right to designate four individuals to serve as directors of our company as long as he owns at least 30% of the outstanding shares of our common stock, in which case we could increase the number of directors constituting the entire Board of Directors to seven members. As a result of the conversion of the Debentures and his subsequent acquisition of an additional 2,000,000 shares from Mr. White in consideration for a personal loan, Mr. Wu now beneficially owns approximately 53% of our outstanding shares of common stock.

Security Ownership

The following table sets forth information known to us regarding beneficial ownership of our common stock as of November 28, 2017 (the “Record Date”), by (i) each person known by us to own beneficially more than 5% of our outstanding common stock, (ii) each of our directors, (iii) our chief executive officer, and (iii) all of our directors and executive officers as a group. For purposes of the table below, beneficial ownership is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except as otherwise indicated, we believe, based on information provided by each of the individuals named in the table below, that such individuals have sole investment and voting power with respect to such shares, subject to community property laws, where applicable. As of the Record Date, we had outstanding 28,418,271 shares of our common stock. Except as stated in the table, the address of the holder is c/o our company, 34 South Molton Street, London W1K 5RG, United Kingdom.

Name	Amount And Nature of Beneficial Ownership		Percent
Named Executive Officers and Directors:
Mark White (1)	3,992,943	(2)	14.05%
Martin Ward	1,369,738		4.82%
Richard Vos	20,413		*
Nicholas Carpinello	10,700		*
Robert Law	10,684		*
All Executive Officers and Directors as a Group (5 persons)	5,384,478	(3)	18.95%

Holders of More than 5% of the Outstanding Shares
Zhanming Wu c/o Dachao Asset Management (Shanghai) Co., Ltd. No. 868 Puming Road, Bldg No.5, Room 703 Shanghai, F4 200120 China	15,129,630	(4)	53.00%

*	Less than 1%.
(1)	Mr. White became President, Chief Executive Officer and a director of our company on September 8, 2017.
(2)	Includes 392,943 shares owned by Century River Limited, a company wholly owned by Mr. White, and of which he is the President and a director.
(3)	Does not include 1,041,180 shares beneficially owned by Brian Collins, who resigned as a director and as President and Chief Executive Officer on August 11, 2017.
(4)	Includes 129,630 shares which Mr. Wu may acquire upon exercise of warrants.

Audit Committee Report to Stockholders

Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of our Board of Directors submits the following report:

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of three directors, each of whom is independent within the meaning of NASDAQ Marketplace Rule 5605(a)(2). The Audit Committee operates under a written charter approved by the Board of Directors.

Management is responsible for the Company’s internal controls over financial reporting, disclosure controls and procedures and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with Public Company Accounting Oversight Board (PCAOB) standards and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee has established a mechanism to receive, retain and process complaints on auditing, accounting and internal control issues, including the confidential, anonymous submission by employees, vendors, customers and others of concerns on questionable accounting and auditing matters.

In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2016 audited consolidated financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards Update No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T. In addition, the Audit Committee received the written disclosures from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independent registered public accounting firm’s independence from the Company and its management.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for fiscal 2016 filed with the SEC.

The Audit Committee also has appointed, subject to stockholder ratification, Cherry Bekaert LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

Respectfully submitted,

THE AUDIT COMMITTEE
Nicholas Carpinello, Chairman Robert Law Richard Vos

The Report of the Audit Committee should not be deemed filed or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the Report of the Audit Committee therein by reference.

PROPOSAL TWO:

Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has appointed Cherry Bekaert LLP to serve as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending December 31, 2017. Cherry Bekaert LLP does not expect to have a representative present at the Annual Meeting, but will be available via telephone to respond to questions from the Company’s stockholders.

 We are asking our stockholders to ratify the selection of Cherry Bekaert LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of Cherry Bekaert LLP to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered as a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Principal Accountant Fees and Services

As required by our Audit Committee charter, our Audit Committee pre-approved the engagement of Cherry Bekaert LLP for all audit and permissible non-audit services. The Audit Committee annually reviews the audit and permissible non-audit services performed by our principal accounting firm and reviews and approves the fees charged by our principal accounting firm. The Audit Committee has considered the role of Cherry Bekaert LLP in providing tax and audit services and other permissible non-audit services to us and has concluded that the provision of such services, if any, was compatible with the maintenance of such firm’s independence in the conduct of its auditing functions.

Audit Fees

Aggregate fees for professional services rendered to our company by Cherry Bekaert LLP (“Cherry”) and Peterson Sullivan LLP (“Peterson”) for the years ended December 31, 2016 and 2015 were as follows:

Services Provided	2016	2015
Audit Fees (1)	$167,000	$150,000
Audit Related Fees (2)	0	30,000
Tax Fees	0	0
All Other Fees	0	0
Total	$167,000	$180,000

(1) Audit fees billed by Peterson, our prior independent registered public accounting firm, and by Cherry, our current independent registered public accounting firm, were for the audit of our annual consolidated financial statements, including any fees related to other filings with the SEC.

(2) Audit-related fees billed in 2015 were for the work undertaken in respect of amendments to the 2015 consolidated financial statements.

The proposal to ratify the Audit Committee’s selection of Cherry Bekaert LLP as our independent registered public accounting firm will require the affirmative vote of the holders of a majority of the votes cast in person or proxy by the holders of the outstanding shares of common stock.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR THE ADOPTION OF PROPOSAL TWO

STOCKHOLDER PROPOSALS

Stockholders wishing to include proposals in the proxy materials in relation to our 2018 Annual Meeting of Stockholders must submit the same in writing, by mail, first-class postage pre-paid, to One Horizon Group, Inc., 34 South Molton Street, London W1K 5RG, United Kingdom, Attention: Corporate Secretary, which must be received at our executive office on or before August 8, 2018 (unless we hold our annual meeting more than 30 days earlier next year, in which case the deadline will be a reasonable period of time prior to the date we begin to print and send our proxy materials for the annual meeting).

Our Board of Directors will review any stockholder proposals that are filed as required and, with the assistance of our Corporate Secretary, will determine whether such proposals meet the criteria prescribed by Rule 14a-8 under the Exchange Act for inclusion in our 2018 proxy solicitation materials or consideration at the 2018 Annual Meeting. If the stockholder does not also comply with the requirements of Rule 14a-4(c) under the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

OTHER MATTERS

Our Board of Directors does not know of any matter to be brought before the Annual Meeting other than the matters set forth in the Notice of Annual Meeting of Stockholders and matters incident to the conduct of the Annual Meeting. If any other matter should properly come before the Annual Meeting, the persons named in the enclosed proxy card will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment.

ANNUAL REPORT

A copy of the our Annual Report on Form 10-K for the year ended December 31, 2016 (the “2016 Form 10-K”) is enclosed with this Proxy Statement and is available on our website (http://www.onehorizongroup.com). We will provide copies of the exhibits to the 2016 Form 10-K upon payment of a nominal fee to cover the reasonable expenses of providing those exhibits. Requests should be directed to our Corporate Secretary by phone at +44(0)20 7409 5248 or by mail to One Horizon Group, Inc., 34 South Molton Street, London W1K 5RG, United Kingdom. The 2016 Form 10-K and the exhibits thereto also are available free of charge from the SEC’s website (http://, www.sec.gov.). The Annual Report is not to be considered as proxy solicitation material.

By Order of the Board of Directors,

/s/ Mark B. White President and Chief Executive Officer

December 6, 2017

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M46399-P18838 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ONE HORIZON GROUP, INC. The Board of Directors recommends you vote FOR the following:
				For All		Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors				☐		☐	☐

01)	Mark White	04)	Robert Law
02)	Martin Ward	05)	Richard Vos
03)	Nicholas Carpinello

The Board of Directors recommends you vote FOR proposal 2:
									For	Against	Abstain
2.	Ratification of the appointment of Cherry Bekaert LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.								☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s) and, in the discretion of the proxies, upon such other business as may properly come before the meeting. If no direction is made, this proxy will be voted FOR the nominees for the Board of Directors listed in item 1, and FOR item 2.
							Yes	No

Please indicate if you plan to attend this meeting.							☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]					Date				Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report to Stockholders, including Annual Report on Form 10-K, Notice of Annual Meeting of

Stockholders and Proxy Statement are available at www.proxyvote.com.

M46400-P18838

ONE HORIZON GROUP, INC.

Annual Meeting of Stockholders

December 28, 2017

This Proxy is Solicited on Behalf of the Board of Directors

The stockholder(s) hereby appoint(s) Mark White and Martin Ward, and each of them, as proxies, each with the power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares Common Stock of One Horizon Group, Inc. (the “Company”) that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M., Eastern Standard Time, on December 28, 2017, at the offices of Eaton & Van Winkle LLP, 3 Park Avenue, 16th floor, New York, New York 10016, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side